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                                  EXHIBIT 99.1

     CONTACT:          Tom Waldrop                        Bruce LeBoss
                       Intel                              Chips and Technologies
                       (408) 765-8478                     (408) 541-8744


                  INTEL TO ACQUIRE CHIPS AND TECHNOLOGIES, INC.
                         INVESTS IN ADVANCED GRAPHICS TO
                    ACCELERATE VISUAL COMPUTING IN MOBILE PCS

SANTA CLARA, Calif., July 27, 1997 - Intel Corporation today announced it has entered into a definitive agreement to acquire Chips and Technologies, Inc., based in San Jose, California. The acquisition is aimed at advancing capabilities for graphics and visual computing in mobile personal computers.

         The terms of the agreement provide for Intel to commence a cash tender offer in the near future for all outstanding shares of Chips and Technologies at a price of $17.50 per share. The terms further provide for a merger of Chips and Technologies with a subsidiary of Intel in which all remaining outstanding shares of Chips and Technologies will be converted into the right to receive $17.50 per share. The transaction is subject to regulatory approval and other conditions.

         "As we aggressively drive improved visual computing capabilities to the personal computer, graphics solutions are an increasingly important part of mobile PC platforms," noted Craig R. Barrett, Intel's president and chief operating officer. "Intel and Chips and Technologies already share an excellent working relationship based on our joint efforts in graphics accelerators. Intel's acquisition of Chips and Technologies will provide us with the ability to bring strong graphics solutions to the mobile market segment."

         "The need for advanced graphics in mobile systems is significant," stated Jim Stafford, Chips and Technologies' president and chief executive officer. "We look forward to being a part of Intel and to working together to accelerate the establishment of advanced graphics technologies and standards for the mobile industry."


INNOVATORS IN ADVANCED DISPLAY CAPABILITIES FOR MOBILE COMPUTERS

Chips and Technologies is currently the market segment leader for notebook graphics accelerator chips. The Company has industry-leading technology, such as HiQColor(TM) in graphics accelerators for the mobile computing market segment and flat panel displays. Chips and Technologies is currently sampling graphics accelerators with integrated memory.

         Chips and Technologies will become a wholly owned subsidiary of Intel Corporation and part of Intel's Graphics Components Division. Jim Stafford, Chips and Technologies' president and chief executive officer, will join Intel as a vice president of the company's Desktop Products Group. He will team with Avtar Saini, vice president and general manager of the Platform Components Division, to co-manage Intel's Graphics Component Division in Folsom and San Jose, California.



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         Current Chips and Technologies employees will become employees of
Intel. Intel does not anticipate any immediate changes to Chips and Technologies' product line, and Chips and Technologies will continue to manufacture and provide its products to customers under existing arrangements for the foreseeable future.

         Intel, the world's largest chip maker, is also a leading manufacturer of personal computer, networking, and communications products. Additional information is available at www.intel.com/pressroom.